HOME FEDERAL SAVINGS & LOAN ASSOCIATION
                      DIRECTOR DEFERRED INCENTIVE AGREEMENT

         THIS AGREEMENT is made this day of _____________, 200__, by and between the HOME FEDERAL SAVINGS & LOAN ASSOCIATION, a federally chartered savings and loan association located in Nampa, Idaho (the "Company"), and ________________ (the "Director").

                                  INTRODUCTION

         To encourage the Director to remain a member of the Company's Board of Directors, the Company enters into this Agreement to make provision for deferred incentive compensation for the Director and to allow the Director the additional option to defer payment of all or some portion of other compensation received by him for service on the Board of Directors.

                                    AGREEMENT

         The Director and the Company agree as follows:

                                    Article 1
                                   Definitions

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

         1.1      "Code" means the Internal Revenue Code of 1986, as amended.

         1.2 "Deferral Account" means the amount of Director Deferrals plus interest credited thereon according to Section 4.1.3 of this Agreement and the amount of Incentive Awards plus interest credited thereon also according to
Section 4.1.3 of this Agreement.

         1.3 "Director Deferrals" means the amount of fees which the Director elects to defer according to this Agreement.

         1.4 "Disability" means, if the Director is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Director is not covered by such a policy, Disability means the Director suffering a sickness, accident or injury, which, in the judgment of a physician satisfactory to the Company, prevents the Director from performing substantially all of the Director's normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

         1.5      "Effective Date" means __________ ___, 200_.

         1.6 "Extraordinary Items" means those items recognized by Generally Accepted Accounting Principles as extraordinary that substantially affect the Company's assets. The Company's Board of

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Directors, in its sole discretion, may designate such items of income or expense as extraordinary.

         1.7      "Fees" means the total directors fees payable to the Director.

         1.8 "Growth Rate of Net Worth" means the percentage change in the Company's net worth over a one year period, measured on September 30 of each year. For example, Growth Rate of Net Worth for the year ending September 30, 200_ would be computed by taking the Company's net worth on September 30, 200_, less the Company's net worth on September 30, 2000, divided by the September 30, 200_ net worth.

         1.9      "Normal Retirement Age" means the Director's 72nd birthday.

         1.10 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

         1.11 "Plan Year" means the fiscal year ending on September 30 of each year. The first Plan Year shall commence on the Effective Date of this Agreement and end on September 30, 200_.

         1.12 "Return On Assets" means the Company's after tax net income at the end of the most recent fiscal year, adjusted for Extraordinary Items, divided by the Company's average assets for the fiscal year.

         1.13 "Return On Equity" means the Company's after tax net income at the end of the most recent fiscal year, adjusted for Extraordinary Items, divided by the Company's average equity for the fiscal year.

         1.14 "Termination of Service" means the Director ceasing to be a member of the Company's Board of Directors for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

                                    Article 2
                                    Incentive

         2.1 Incentive Award. For the Plan Years ending in 200_, 200_ and 200_, the Return On Assets ("ROA") and the Return On Equity ("ROE") determined as of September 30 of each Plan Year shall determine the Director's Incentive Award Percentage, in accordance with grid attached as Exhibit B to this Agreement. For all subsequent Plan Years, the Return On Assets ("ROA") and the Return On Equity ("ROE") determined as of September 30 of each Plan Year shall determine the Director's Incentive Award Percentage, in accordance with grid attached as Exhibit C to this Agreement

                  2.1.1 The Incentive Award is calculated annually by taking the Director's fees for the same Plan Year in which the ROA and ROE were calculated times the Incentive Award Percentage. For example, if the Company's ROE is 15.6% and ROA is 1.31% and the Director's fees were $10,000 for the Plan Year ended September 30, 200X, the Incentive

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         Award for 200X would be $6,000 ($10,000 x 60%) credited to the
         Director's Deferral Account.

         2.2 Incentive Deferral. On December 31 of each Plan Year, the Company shall declare and pay the Incentive Award into the Deferral Account.

         2.3 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company may petition the Company to distribute Incentive Deferral Awards under this Agreement pursuant to Section 5.2

                                    Article 3
                                Director Deferral

         3.1 Initial Election. In addition to the Incentive Award Deferral under Article 2, the Director may make an initial deferral election under this Agreement by filing with the Company a signed Director Deferral Election Form within 30 days after the date this Agreement is first executed. The election form shall set forth the Director Deferrals and shall be effective to defer only Fees earned after the date the election form is received by the Company.

         3.2      Election Changes

                  3.2.1 Generally. The Director may modify the amount of Fees to be deferred by filing a subsequent signed Director Deferral Election Form with the Company. The modified deferral amount shall not be effective until the calendar year following the year in which the new election form is received by the Company.

                  3.2.2 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company, may immediately reduce future deferrals under this Agreement.

                                    Article 4
                                Deferral Accounts

         4.1 Establishing and Crediting. The Company shall establish two Deferral Accounts on its books for the Director, and shall credit to the Deferral Accounts the following amounts:

                  4.1.1 Incentive Awards. The Incentive Awards deferred as determined under Article 2 shall be accounted for in a separate account.

                  4.1.2 Director Deferrals. The Director Deferrals determined under Article 3 also shall be accounted for in a separate account.

                  4.1.3 Interest. For so long as the Director shall continue to serve as a Director of the

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         Company, the Company shall credit interest to the Director's deferral accounts at a rate equal to the Company's R.O.E., compounded annually.

         4.2 Statement of Accounts. The Company shall provide to the Director, by January 1 of each Plan Year this Agreement is in effect, a statement setting forth the Deferral Account balances.

         4.3 Accounting Device Only. The Deferral Accounts are solely devices for measuring amounts to be paid under this Agreement. The Deferral Accounts are not trust funds of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.

                                   Article 5
                                Lifetime Benefits

       5.1 Termination of Service. If the Director terminates service for reasons other than death, Disability or Change of Control, the Company shall pay to the Director the benefit described in this Section 5.1.

                  5.1.1 Amount of Benefit. The benefit under this Section 5.1 is the combined balance of the Deferral Accounts at the Termination of Service.

                  5.1.2 Payment of Benefit. The Company shall pay the benefit to the Director in 120 equal monthly installments commencing on the first day of the month following the Termination of Service. The Company shall continue to credit interest at the annual rate of 7.5 percent on the remaining account balance during any applicable installment period.

         5.2 Disability Benefit. If the Director terminates service due to Disability prior to the Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 5.2 in lieu of any other benefit under this Agreement.

                  5.2.1 Amount of Benefit. The benefit under this Section 5.2 is the combined balance of the Deferral Accounts at the Termination of Service.

                  5.2.2 Payment of Benefit. The Company shall pay the benefit to the Director in 120 equal monthly installments commencing on the first day of the month following the Termination of Service. The Company shall continue to credit interest at the annual rate of 7.5 percent on the remaining account balance during any applicable installment period.

                                    Article 6
                                 Death Benefits

         6.1 Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director's beneficiary the benefit described in this Section

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6.1.

                  6.1.1 Amount of Benefit. The benefit under Section 6.1 is the greater of: (a) the combined balance of the Deferral Accounts on the date of the Director's death; or (b) $_________
         (__________________________________ Dollars).

                  6.1.2 Payment of Benefit. Payment of Benefit. The Company shall pay the benefit to the Director's beneficiary in 120 equal monthly installments commencing on the first day of the month following the Director's death. The Company shall continue to credit interest at the annual rate of 7.5 percent on the remaining account balance during any applicable installment period.

         6.2 Suicide During Active Service. If the Director commits suicide while in the active service of the Company, the Company shall pay to the Director's beneficiary the benefit described in this Section 6.2.

                  6.2.1 Amount of Benefit. The benefit under Section 6.2 is the combined balance of the Deferral Accounts on the date of the Director's death.

                  6.2.2 Payment of Benefit. The Company shall pay the benefit to the Director's beneficiary in 120 equal monthly installments commencing on the first day of the month following the Director's death.

         6.3 Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director's beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

         6.4 Death After Termination of Employment But Before Benefit Payments Commence. If the Director is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Director's beneficiary that the Director was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Director's death.

                                    Article 7
                                  Beneficiaries

         7.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's heirs.

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         7.2      Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 8
                          Material Misstatement of Fact

         Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    Article 9
                          Claims and Review Procedures

         9.1 Claims Procedure. The Company shall notify the Director, the Director's beneficiary, or any other party who claims a right to an interest under the Agreement (the "Claimant") in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

         9.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

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                                   Article 10
                           Amendments and Termination

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

         Notwithstanding the previous paragraph in this Article 10, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In no event shall this Agreement be terminated under this section without payment to the Director of the balances of the Deferral Accounts attributable to the Director's Deferrals and interest credited on such amounts.

                                   Article 11
                                  Miscellaneous

         11.1 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         11.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a director of the Company, nor does it interfere with the association members' rights to replace the Director. It also does not require the Director to remain a director nor interfere with the Director's right to terminate services at any time.

         11.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         11.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the b enefits provided under this Agreement.

         11.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Idaho, except to the extent preempted by the laws of the United States of America.

         11.6 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

         11.7 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the

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obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

         11.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

         11.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  (a)      Interpreting the provisions of the Agreement;

                  (b) Establishing and revising the method of accounting for the Agreement;

                  (c)      Maintaining a record of benefit payments; and

                  (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         11.10 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.


DIRECTOR:                                   COMPANY:
                                            HOME FEDERAL SAVINGS & LOAN
                                            ASSOCIATION

__________________________________          By  ________________________________

                                            Title  _____________________________



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